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                                                                 EXHIBIT 99.1

                                                                 NEWS RELEASE

FOR:      CKE Restaurants, Inc.

CONTACT:  Suzi Brown
          Public Relations Manager
          (714) 490-3686

                                                        FOR IMMEDIATE RELEASE


           CKE RESTAURANTS, INC. ANNOUNCES ACQUISITION OF CASA BONITA
                   INCORPORATED AND SEMI-ANNUAL CASH DIVIDEND


ANAHEIM, Calif. -- October 2, 1996 -- CKE Restaurants, Inc. (NYSE:CKR) announced that on October 1, 1996 it completed its acquisition of Casa Bonita Incorporated from a subsidiary of Unigate PLC, a publicly held London Stock Exchange company based in the United Kingdom.

        Under the purchase agreement, CKE assigned its rights to a new entity, CBI Restaurants, Inc., of which CKE will hold an 80 percent interest in the Casa Bonita Incorporated restaurant concepts. CBI Restaurants, Inc. paid $42 million in cash for Casa Bonita Incorporated's 109 Taco Bueno quick-service Mexican restaurants, two Casa Bonita theme restaurants and three Crystal's pizzerias. This acquisition was financed by short-term loans to CBI Restaurants, Inc. of $9 million from CKE, $8 million from Fidelity National Financial, Inc., and $5 million from GIANT GROUP, LTD. The balance of the purchase price, which is equal to $20 million, will form the equity of CBI Restaurants, of which CKE will maintain an 80 percent ownership interest and Fidelity National Financial, Inc. will hold the remaining 20 percent stake. CKE, through CBI Restaurants, Inc., will be responsible for operating the restaurants.

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CKE Restaurants
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        Tom Thompson, president and chief operating officer of CKE Restaurants, commented, "I'm extremely excited about the acquisition of Casa Bonita Incorporated and am looking forward to working with a strong management team led by Frank Morales, executive vice president. We believe the Taco Bueno chain provides significant growth opportunity, as demonstrated by their year-to-date same store sales growth of 8 percent and outstanding store level margins, currently at 18 percent. The purchase of Casa Bonita Incorporated also presents CKE Restaurants with an opportunity to expand into Texas and Oklahoma."

        CKE also announced that its board of directors has declared a $.04 per share semi-annual dividend, payable on October 25, 1996, to stockholders of record on October 11, 1996.

        CKE Restaurants, Inc. is the parent of Carl Karcher Enterprises, Inc., and Summit Family Restaurants Inc. Carl Karcher Enterprises, along with its franchisees and licensees, operates approximately 665 Carl's Jr. and 27 Rally's quick-service restaurants, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim. Summit Family Restaurants Inc. has restaurant operations in nine western states including 76 company-operated and 24 franchised JB's Restaurants, 6 Galaxy Diner restaurants and 16 HomeTown Buffet restaurants.

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